Filed Pursuant to Rule 433

Registration Statement No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$500,000,000

4.750% SUBORDINATED NOTES, DUE APRIL 2045

FINAL TERM SHEET

Dated April 16, 2015

Issuer:	Bank of America Corporation

Ratings of this Series:	Baa3 (Moody’s)/BBB+ (S&P)/BBB+ (Fitch)

Title of the Series:	4.750% Subordinated Notes, due April 2045

Aggregate Principal Amount Initially Being Issued:	$500,000,000

Issue Price:	99.873%

Trade Date:	April 16, 2015

Settlement Date:	April 21, 2015 (T+3)

Maturity Date:	April 21, 2045

Ranking:	Subordinated

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	30/360

Interest Rate:	4.750% per annum

Interest Payment Dates:	April 21 and October 21 of each year, beginning October 21, 2015, subject to following business day convention (unadjusted).

Interest Periods:	Semi-annual. The initial Interest Period will be the period from, and including, the Settlement Date to, but excluding, October 21, 2015, the initial Interest Payment Date. The subsequent Interest Periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.

Treasury Benchmark:	30 year U.S. Treasury, due November 15, 2044

Treasury Yield:	2.558%

Treasury Benchmark Price:	109-04+

Spread to Treasury Benchmark:	+220 bps

Reoffer Yield:	4.758%

Optional Redemption:	None

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

Banca IMI S.p.A.

Barclays Capital Inc.

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Commerz Markets LLC

Danske Markets Inc

Deutsche Bank Securities Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

Nykredit Bank A/S

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

UniCredit Capital Markets LLC

Junior Co-Managers:	Apto Partners, LLC Blaylock Beal Van, LLC Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc.

CUSIP:	06051GFQ7

ISIN:	US06051GFQ73

Concurrent Offering:

$2,000,000,000 2.250% Senior Notes, due April 2020

$2,500,000,000 3.950% Subordinated Notes, due April 2025

The settlement of the 4.750% Subordinated Notes, due April 2045 is not contingent on the settlement of either of the concurrent offerings.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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